Exhibit 99.2

FAMILY DOLLAR STORES, INC.

Employee Town Hall Meeting Transcript

Moderator: Howard Levine

July 28, 2014

9:30 am CT

Operator: Good morning, my name is (Orlando) and I will be your conference facilitator today. I would like to welcome everyone to the Family Dollar Leadership Update. Today’s call is being recorded. I would now like to introduce Kiley Rawlins, Vice President Investor Relations, and Communications. Ms. Rawlins you may begin your conference.

Kiley Rawlins: Thank you (Orlando) and good morning everyone. Before we begin, I would like to remind everyone that the information made available on this conference call and Webcast contains forward-looking statements that reflect Family Dollars’ views as of July 28, 2014 of future events and financial performance, including regarding the proposed merger with Dollar Tree, if completed on the terms proposed and financed on the terms currently anticipated.

These statements are subject to risks and uncertainties indicated in Family Dollars’ SEC filings and in the press release announcing the transaction that we filed this morning. These include the company’s rights to change its strategies, objectives, expectations, and intentions, if needed, to use significant cash flow to service its debt obligations and risks relating to the completion of the proposed transaction and the realization of the synergies and other anticipated benefits of the transaction. Therefore, Family Dollars’ future results could differ materially from historical results or current expectations.

Family Dollar undertakes no obligation to update publicly any forward-looking statement including without limitation any estimate regarding revenues or earnings. I would also like to inform you that Dollar Tree and Family Dollar will file a Form S-4 Registration Statement with the SEC that includes a proxy statement and prospectus regarding the merger. You are urged to read the proxy statement and prospectus and other documents relating to the merger when they become available because they will contain important information about the merger.

In addition, Dollar Tree and Family Dollar and the directors and officers may be deemed to be participating in a solicitation of proxies in favor of the proposed merger. You can find information about the Dollar Tree and Family Dollar directors and executive officers in the proxy statements/prospectus filed with the SEC. You may obtain a copy of these statements when they become available through the SEC Web site and the Dollar Tree and Family Dollar Web sites or by requesting a copy from either company’s investor relations department. Now I would like to turn the call over to Howard Levine. Howard.

Howard Levine: Thank you Kiley and good morning everyone. Thanks for joining us this morning. I wanted to share some important and exciting news with you all. This morning we announced that we are combining with Dollar Tree. This announcement is the successful accumulation of a comprehensive strategic review process that our board of directors and management team commenced this past winter in consultation with our financial and legal advisors to identify opportunities to drive greater shareholder value.

As you may know, Dollar Tree is a company with a rich history, with its roots going back more than 50 years. Dollar Tree is a Fortune 500 Company that has grown to become one of the most successful and profitable retailers in the country. They operate over 5000 stores across the United States and Canada supported by more than 87,000 associates. They have a very strong focus on the dollar price point and Dollar Tree shares with us are a deep-rooted commitment to providing customers with great value and convenience.

I am excited about this deal, as I believe that it is good for our customers, our team members, and our shareholders. For our customers, it provides us and positions us to give them more value and convenience. For our team members, the larger more diverse organization will create more career opportunities as we will continue to operate multiple retail formats. And for our shareholders, the combination provides them with immediate cash value and the opportunity to articipate in the upside potential, as we become a stronger more competitive organization.

Some of the benefits of the combination - together we will operate more than 13,000 stores in 14 states and 5 Canadian provinces with sales exceeding $18 billion and over 145,000 associates. The Family Dollar Brand and our rich history will be preserved following this transaction, as we will operate as a wholly owned subsidiary of Dollar Tree. The combination will result in a diverse business model across fixed and multiple price points under the existing banners. It gives us an opportunity to target even a broader range of customers and geographies. We have merchandising expertise that is complementary and the combination gives us the opportunity to leverage the strengths of two unique experienced companies with strong records of accomplishment. Here is some of the information about the transaction.

Family Dollar shareholders will receive $74.50 per Family Dollar share implying a $9.2 billion enterprise value. This represents almost a 23% premium to Family Dollars’ closing share price of $60.66 this past Friday. We anticipate a closing will occur sometime in early 2015. While this transaction process will take time, given the complementary nature of our businesses and our similar heritage and values, we expect a strong cultural fit and positive transition.

The combined company will be able to further our commitment to providing customers with great values every day. I have known Bob Sasser, the CEO of Dollar Tree, for a long time and am very familiar with Dollar Tree. I believe that Bob and Dollar Tree Management Team will help us maintain our successful business model for the long term.

I will remain with the company as CEO of Family Dollar Stores and I look forward to working with Bob to deliver increased value to our customers and shareholders. And now I would like to introduce Bob Sasser, CEO of Dollar Tree, who will make a few remarks. Bob.

Bob Sasser: Thank you Howard. I really appreciate the chance to participate on this call. I am excited to speak to the Family Dollar Team. I have long admired the Family Dollar brand and its loyal base of customers, and I just want to start by saying this is a transformational opportunity.

This is a big day in the history of both of our companies. It combines companies with complementary business models, complementary target customer profiles, and complementary real estate strategies. With this combination, there are tremendous opportunities to serve more customers and increase shareholder value. This combination increases our growth opportunity for both brands. Industry trends and outlook are positive for the combined businesses with low and middle-income customers continuing to look for ways to balance their budgets and stretch their dollars. The discount retail segment is vibrant and expected to grow in relevance.

We have a large company. As Howard said, together we will operate more than 13,000 stores, 48 states, and 5 Canadian provinces with sales exceeding $18 billion and over 145,000 employees and associates across North America. We are also a profitable company with almost $2 billion in EBITDA. We will continue to operate under the Dollar Tree Deals and Dollar Tree Canada brands and when this transaction is complete, we will operate under the Family Dollar brand as well by offering both fixed price and multi price point formats and an even broader more compelling merchandise assortment. We will be able to provide even greater value and choice to a wider array of customers.

I am excited about the prospects for the combined company and the many opportunities that it will create for our associates, vendors, business partners, and shareholders. I look forward to welcoming the Family Dollar Team to Dollar Tree and I look forward to working together to deliver increased value to customers, associates, and shareholders.

Howard.

Howard Levine: Thank you Bob. I want to emphasize to everyone that we are still in the early process and we expect closing to occur in early 2015. In the coming weeks, we will form transition teams that will include leaders from both companies who will work on how to best integrate the companies following closing to ensure a smooth and orderly transition.

Until the transaction closes, we are still two separate publicly traded companies and you should maintain the confidentiality of any Family Dollar information. Our priorities have not changed and our customers must remain our number one focus. The best way you can help us to continue to concentrate on what has made Family Dollar such a successful company is to continue to work to provide our customers with great customer service.

Additionally as you can expect, we don’t have answers to all of the questions. It is still very early. We are committed to maintaining transparency and sharing relevant information with our teams as appropriate. As you can imagine, this announcement is likely and has already attracted significant external interest and as always, it is important that the company speaks with one voice. Any inquiries from the members of the media, investment community, or other interested parties should be forwarded to Kiley Rawlins, our VP of Investor Relations, and Communications.

Again, thank you all for taking the time to join us this morning. As always, thank you so much for your dedication and many contributions to Family Dollars’ success. I hope you share my excitement about this combination. I truly believe that this is the right path forward for Family Dollar. And now, I would be happy to take some questions that you may have.

Kiley Rawlins: (Orlando) can we give people instructions on how to ask questions.

Operator: Certainly. We are now ready to begin the question and answer session. If you wish to ask a question, please press the star key followed by the number 1. Again, that is the star key followed by the number 1.

Kiley Rawlins: Let’s give them a few minutes to dial in if they want to.

Operator: And we will take our first question from (September Tull).

(September Tull): I wanted to know are we looking at keeping the same organizational structure with the only difference being that Howard is going to be reporting to the Dollar Tree board of directors or are we looking at combining all of our district managers and regional managers together to cover both the Family Dollar and the Dollar Tree stores?

Howard Levine: Yeah, (September) thank you for the question. You know one of the things that was most exciting to me on the combination of the two companies is that we are very complementary in our merchandising strategies and our approach. Dollar Tree serves a suburban customer and you know we are more in some of the inner cities and more rural areas. We have a multi price point operation and they have a single price point operation. But together, I think there is a lot of opportunities to continue to share and growth the company.

You know it is very early in the process given that the ink is barely dry on the merger agreement that we signed last night, so there is still a lot of answers to questions, but you know in essence what we are saying here is these two organizations will operate separately in a lot of ways, but where we can combine back office, logistics, IT, and some of those things. I think there is opportunities for some synergy gains. It is still very early. Continue to stay focused on your business and we will give you more information as it is developed over the course of time.

(September Tull): Awesome, can I add one more question in here?

Howard Levine: Sure.

(September Tull): How is this going to affect the current plan we have of using palletized deliveries to stores? Are we going to continue with that or is that going to change?

Howard Levine: You know we are looking at that right now. We are in the process of rolling out a pallet delivery in Florida. As you might expect given how new it is to us, we continue to work out the kinks and look to deliver goods on pallets. You know we will keep you posted on future plans. I assume you are asking that because you really love it.

(September Tull): I am really excited about it, but there is a lot of logistics that I am confused on and I want to make sure how it is going to work out.

Howard Levine: Okay, well you know that is kind of why we are kind of pausing here with Florida to make sure we can get those kinks worked out and get the processes straight, because the last thing we want to do is do something that is detrimental to the business and makes the job of processing freight more difficult. So we are continuing to work through that and again, I appreciate your question.

(September Tull): All right, thank you very much.

Operator: And as a reminder to the audience, please press the star key followed by the number 1 to ask a question. And there are no further questions at this time in the queue. I will turn the call over to Ms. Rawlins for any additional comments.

Howard Levine: Well being that there are no further questions, I would like to take the opportunity again to tell everybody that this transaction does not close until probably early January. It is important to realize that we are still operating as two separate companies, and as I’ve always said, the best thing to do is to continue to stay focused on your business, take care of our customers, and at the end of the day, that is the best way to spend your time. And again, I appreciate everybody’s interest and stay tuned for further updates. We really appreciate you calling in this morning. Have a good day.

Operator: that does conclude today’s presentation. Thank you for your participation.

END